Exhibit 10.50

Federal-Mogul 2008 Management Incentive Plan

Goal:

The Management Incentive Plan (MIP) is intended to align the actions of participants with the goals of the Company and reward participants for achieving or exceeding those goals.

Participants:

Individual employees are eligible for participation in the MIP based on an appointment by the employee’s Vice President.

Target Bonus:

Target Bonuses are expressed as a percentage of the employee’s Base Annual Salary. If the employee is paid on a monthly basis, the Base Annual Salary, for purposes of the MIP Plan, is 12 times the monthly rate. If the employee is paid on an every-other-week basis, the Base Annual Salary is 26 times the bi-weekly rate. For bonus calculations, exclude 13th month or other mandated payments in countries that require them. For calculation purposes, the employee’s Base Annual Rate as of December 31, 2008 is used.

Target Bonus percentages vary by the position occupied by the individual in the organization. No changes may be made to the assigned target bonuses without the written approval of the Director of Compensation and Benefits and/or the Sr. Vice President of Human Resources. It is the responsibility of the Human Resource Directors to insure that Target Bonuses are consistent.

Pro-Ration:

When an individual first becomes eligible to participate in the MIP, or is promoted from a job with one Target Bonus level to another with a different Target Bonus level, or from one operation to another with different metric measures, the calculated bonus is pro-rated based on the number of months in the applicable job. There is no pro-ration for periods of service of less than two months.

For example; a person newly hired with less than 2 months service would not receive a MIP payment while a person with 10 months service or more would not be pro-rated.

If a participant is not actively at work for a period of more than three months (90 days), his/her award will be pro-rated.

Communications:

Business unit Human Resource Directors are solely responsible for communication of this MIP plan to participants.

Metrics:

For 2008, the MIP metrics focus on EBITDA, Corporate Free Cash Flow, Sustainable Global Profitable Growth, Safety, Customer Satisfaction and Service, Inventory, Material Cost and Scrap, SG&A and Restructuring. Specific metrics apply to participants depending on their area of responsibility. For example, some Strategy Board members and their direct reports will be measured on Business Unit EBITDA rather than corporate wide EBITDA.

Adjustments:

The metrics and their achievement levels are the basis for payout calculations. However, each participant’s individual performance and contributions will also be considered and may alter the final payout. In addition, the Company may reduce the 2008 MIP payment to a Group Operations Vice President, Group Finance Director or Plant Manager based on its assessment of the results of an audit or series of audits of plants or locations within the individuals’ group.

MIP Payout Ranges:

The payout range for the 2008 MIP is from 0 to 150% of a participant’s Target Bonus. For example, if an employee’s Target Bonus is 10% of Base Annual Salary, he may receive an amount equal from zero up to 15% of Base Annual Salary. Payout percentages are rounded to the nearest whole percent (0.5 and above rounds up and any amount under 0.5 rounds down.)

The 2008 MIP bonus payment is limited to a maximum of 150% of an individual’s Target Bonus.

Minimum Metric Achievement Level:

If, for any metric, the achievement level does not equal or exceed 85% of the target, the payout for that metric will be zero.

Maximum Metric Achievement Level:

The maximum level of achievement for a payout is 120% of the target for a metric. At 120% achievement, the MIP payout level is 150% for that metric.

Payout Timing:

MIP participants must be actively employed on the day of payout to be eligible for a MIP payment. Payments under the 2008 MIP will be made between January 1, 2009 and March 15, 2009 after business results are calculated and audited. In all countries, local tax laws apply. MIP payments are pensionable income. In the U.S., payments are subject to 401(k) deduction elections and statutory withholding.

Company Discretion:

The Company may make changes to the MIP program and alter, postpone or disallow individual or location payments as it deems appropriate, within the plan’s payout range of zero to 150% of Target.

Compensation Committee of the Board of Directors:

All incentive plan designs and awards, if any, are subject to approval of the Compensation Committee of the Board of Directors.

General Provisions:

a) Withholding of Taxes: Federal-Mogul shall withhold the amount of taxes which, in the determination of the Company, are required under law with respect to any amount due or paid under the Plan.

b) Voluntary Termination: Subject to the Company Discretion clause above, in the event a participant elects to leave Federal-Mogul before payment of the 2008 MIP bonus is made, all rights under the MIP cease and no benefit is vested, accrued or due under the MIP.

c) Involuntary Termination: Subject to the Company Discretion clause above, if a participant is involuntarily terminated for reasons other than “for cause”, dies, or becomes permanently disabled prior to December 31, 2008, he or she will be paid a pro-rated portion of his/her calculated MIP Bonus. The pro-ration will be calculated based on the formula (x times Target MIP Bonus times the final calculated payout percentage) where x equals a fraction where the numerator is the number of days the employee is employed in the year and the denominator is 365 (366 in a Leap Year). Payment will be made at the same time active participants are paid. In the event of involuntary termination, payment of this pro-rated MIP Bonus is contingent on the employee signing the Agreement and Release form.

Limitations:

a) No Continued Employment

Neither the establishment of the Plan, participation in the Plan, nor any payment thereunder shall be deemed to constitute an express or implied contract of employment of any participant for any period of time or in any way abridge the rights of Federal-Mogul to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

b) Other Plans

Nothing contained herein shall limit Federal-Mogul’s power to make regular or discretionary payments to employees of Federal-Mogul, whether or not they are participants in this Plan.

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